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Exhibit 99.1

Contacts:	Elizabeth Hougen, Vice President, Finance Karen Lundstedt, Vice President, Corporate Communications Isis Pharmaceuticals, Inc. 760-931-9200 http://www.isip.com

ISIS PHARMACEUTICALS REPORTS FIRST QUARTER 2002 HIGHLIGHTS
AND FINANCIAL RESULTS
Company Reports Increased Revenue and Decreased Net Operating Loss

        CARLSBAD, Calif., April 24, 2002—Isis Pharmaceuticals, Inc. (Nasdaq: ISIS), today announced that its total revenue for the first quarter 2002 increased by 288%, or $13.3 million over that reported for the same period in 2001. The increase in revenue was the primary reason for the company's 44% decrease in loss from operations to $9.7 million for the first quarter 2002 from $17.2 million for the same period in 2001. The increase in revenue was partially offset by increases in operating expenses in the first quarter 2002 compared to the same period in 2001. The company's net loss applicable to common stock for the quarter was $18.3 million, or $0.34 per share, compared with a net loss applicable to common stock of $23.2 million, or $0.58 per share, for the same period last year. The decrease in net loss applicable to common stock was a result of the decrease in loss from operations and an increase in the number of shares outstanding.

        Revenue reported for the first quarter 2002 totaled $18.0 million, up from $4.6 million for the same period in 2001. The significant increase in revenue was primarily due to the company's success in attracting a variety of new partners and technology licensees. The licensing of Isis' Phase III non-small cell lung cancer compound, Affinitac (formally known as LY900003, ISIS 3521), to Eli Lilly and Company in August 2001 contributed significantly to the increase in revenue in the first quarter 2002. Other new sources of revenue reflected in the first quarter 2002 included:

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  the addition of new GeneTrove™ partnerships with Celera Genomics, Chiron Corporation and Amgen, each initiated in the second half of 2001;

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  the license of the company's preclinical Type II diabetes antisense drug candidate, ISIS 113715, to Merck & Co., Inc. in May 2001;

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  the initiation, in October 2001, of a new biological warfare defense research program with DARPA, the Defense Advanced Research Projects Agency, a department of the U.S. Department of Defense; and

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  the initiation of an antisense drug discovery collaboration with Amgen in December 2001.

        Operating expenses for the quarters ended March 31, 2002 and 2001 were $27.7 million and $21.9 million, respectively. The increase in expenses for 2002 was primarily due to the company's investment in its 13 products in development, including costs for the on-going Phase III trials of Affinitac and ISIS 2302 for Crohn's disease. Also contributing to the increase in operating expenses were costs associated with increased gene functionalization and target validation activities in support of the company's numerous GeneTrove collaborations, costs associated with the company's continued database development efforts and costs related to the company's $100 million, multi-year research collaboration with Lilly. Offsetting these expenses was the impact of the company's capitalizing the costs related to the production of its drugs. Historically, Isis had expensed drug manufacturing costs as they were incurred. In 2002, in response to the advance of the company's pipeline into later stages of clinical development, the company began capitalizing all manufacturing costs for its drugs. Isis expenses these manufacturing costs when the company ships drug to a collaborator in satisfaction of the company's clinical supply agreements or when the drug is used in Isis' clinical trials.

        Total operating expenses for the quarter ended March 31, 2002 included a reversal of $1.5 million in previously recorded compensation expense related to stock options accounted for as variable stock options. The company reported a reversal of $83,000 for the same period in 2001. Variable stock options can result in significant increases and decreases in compensation expense as a result of the variability in the company's stock price.

        Isis maintained a strong balance sheet by ending the quarter with $292.0 million in cash and short-term investments and working capital of $266.6 million. At December 31, 2001, Isis had cash and short-term investments of $312.0 million and working capital of $280.6 million. The decrease in cash and short-term investments and in working capital was due primarily to operating purposes.

        "The revenue growth and financial strength we've reported for the quarter are the result of our business development and financing success in 2001," said B. Lynne Parshall, Isis' Executive Vice President and CFO. "During the quarter, we made significant clinical development progress as we advanced our Phase III programs, reported clinical data, and initiated new trials. We are also pleased with the performance of our two divisions, GeneTrove and Ibis Therapeutics, which have added a total of four new collaborators year-to-date. These new collaborations are expected to result in several million dollars in funding for the company over the next 3 years. The interest in our RNA-based technologies, antisense and Ibis Therapeutics, remains high. We have a full clinical agenda in 2002, and are optimistic about Isis' potential to bring value to both patients and shareholders."

Isis' First Quarter 2002 and Recent Highlights

Clinical Development and Drug Discovery Progress

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  In mid January, we completed the enrollment of 600 patients in our Phase III trial of LY900003 (ISIS 3521), now called Affinitac. In this trial we are studying the ability of Affinitac to safely extend the lives of patients with non-small cell lung cancer when combined with chemotherapy.

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  Lilly announced last week that it initiated a second controlled Phase III trial of Affinitac, in combination with Gemzar and cisplatin. This second Phase III trial was a strategically important component in Isis' decision to license the drug to Lilly, as the trial has the potential to support the filing of a new drug application with the FDA if two studies are required.

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  We reported encouraging, early results of a Phase II study of the antisense anti-cancer compound ISIS 2503 in combination with gemcitabine. In a planned interim analysis of the trial, clinical investigators observed six months or longer survival in patients with pancreatic cancer, surpassing the primary endpoint of the study's defined criteria for success.

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  We reported activity of ISIS 2302 topical cream in patients with psoriasis.

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  We initiated a Phase II trial to further evaluate ISIS 14803 in patients with HCV.

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  We initiated a Phase II trial to study the efficacy and safety of ISIS 104838 in patients with rheumatoid arthritis.

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  We extended for a second time our collaboration with Merck & Co. to discover hepatitis C drugs. Under the agreement, Merck will pay Isis research support for an additional year, as well as a research milestone payment, clinical development milestone payments for compounds that arise from the collaboration and royalties from product sales.

GeneTrove Business Activity

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  GeneTrove initiated a functional genomics collaboration with Merck. Under the agreement, we are performing gene functionalization and target validation services to help Merck validate and prioritize genes for its drug discovery program.

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  GeneTrove initiated a functional genomics collaboration with Pharmacia Corporation. Under the agreement, we are performing gene functionalization and target validation services to help Pharmacia validate and prioritize genes for its drug discovery program. As a part of the program, we also granted Pharmacia a license to specific patents covering Ribonuclease H, or RNase H, mechanism of action for its in-house antisense based functional genomics program.

Ibis Therapeutics Developments

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  Ibis Therapeutics has successfully transitioned its government-sponsored research program to discover novel antibacterial drugs for biological warfare defense to the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID). Through this transition, Ibis has been awarded a new three-year contract valued at up to $2.4 million from USAMRIID to advance the division's work in developing therapeutic countermeasures to biological warfare.

Industry Recognition

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  Isis received the Helix award for corporate excellence, the highest award of honor in the biotechnology industry, from the BIO organization.

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  Both Isis and Lilly were recognized at the Allicense 2002 Conference of biotech business development professionals, as the strategic alliance between the companies was voted Breakthrough Alliance of 2002.

        Isis' clinical goals for the remainder of 2002 include:

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  Initiation of Phase II trials of ISIS 2302 in ulcerative colitis and of ISIS 104838 in psoriasis

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  Report ISIS 2503 Phase II final results in pancreatic cancer

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  Report ISIS 14803 Phase II results in Hepatitis C

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  Report ISIS 104838 Phase II results in rheumatoid arthritis

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  Initiate Phase I trials of at least one product

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  Advance development of an oral formulation for antisense drugs

        Isis will conduct a live webcast conference call to discuss this earnings release on Wednesday, April 24 at 9:00 am Eastern time. To participate over the Internet go to http://www.videonewswire.com/event.asp?id=43330. A replay of the webcast will be available at this address for up to 30 days.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene® (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 products in its development pipeline, with two in late-stage development and six in Phase II human clinical trials. Affinitac™ (formerly called LY900003 and ISIS 3521), an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer, and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is in Phase III human clinical trials for Crohn's disease. Isis has a broad patent estate, as the owner or exclusive licensee of more than 900 issued patents worldwide. Isis' GeneTrove™ division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services. Ibis Therapeutics™ is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isispharm.com.

This press release contains forward-looking statements concerning the financial position and clinical goals of Isis Pharmaceuticals, Inc., the planned development activities and therapeutic potential for our products in our pipeline, and the potential value of the company's functional genomics and drug discovery technology platform. Any statement describing a goal, expectation, intention or belief of the company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the company's Annual Report on Form 10-K, for the year ended December 31, 2001, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the Company.

Vitravene is a trademark of Novartis AG.
GeneTrove and Ibis Therapeutics are trademarks of Isis Pharmaceuticals, Inc.
Affinitac™ is a trademark of Eli Lilly and Company.

Financial Data to Follow—

ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

(In Thousands, Except Per Share Data)

Condensed Statements of Operations

	Three months ended, March 31,
	2002	2001
	(Unaudited)
Revenue:
Research and development revenues under collaborative agreements	$14,714	$2,789
Research and development revenues from joint ventures	3,034	1,716
Licensing revenues	211	128

Total revenue	17,959	4,633
Expenses:
Research and development	26,983	19,134
General and administrative	2,226	2,816
Compensation related to stock options	(1,532)	(83)

Total operating expenses	27,677	21,867

Loss from operations	(9,718)	(17,234)
Equity in loss of affiliates	(5,767)	(3,964)
Interest income	2,144	1,977
Interest expense	(4,631)	(3,626)

Net loss	(17,972)	(22,847)
Accretion of dividends on preferred stock	(335)	(319)

Net loss applicable to common stock	$(18,307)	$(23,166)

Basic and diluted net loss per share	$(0.34)	$(0.58)

Shares used in computing basic and diluted net loss per share	53,923	40,150

Condensed Balance Sheets

	March 31, 2002	December 31, 2001
	(Unaudited)
Assets:
Current assets	$310,962	$328,816
Property, plant and equipment, net	33,194	28,245
Other assets	55,508	60,000

Total assets	$399,664	$417,061

Liabilities and stockholders' equity:
Current liabilities	$44,358	$48,247
Long-term obligations, net of current portion	133,923	125,710
Long-term deferred revenue, net of current portion	18,472	20,005
Stockholders' equity	202,911	223,099

Total liabilities and stockholders' equity	$399,664	$417,061

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ISIS PHARMACEUTICALS REPORTS FIRST QUARTER 2002 HIGHLIGHTS AND FINANCIAL RESULTS Company Reports Increased Revenue and Decreased Net Operating Loss
ISIS PHARMACEUTICALS, INC. SELECTED FINANCIAL INFORMATION (In Thousands, Except Per Share Data) Condensed Statements of Operations
Condensed Balance Sheets